Farmer Mac Announces Election of Roy H. Tiarks
to Board of Directors

WASHINGTON, D.C., May 17, 2021 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, announced today that Roy H. Tiarks of Council Bluffs, Iowa has been elected as the newest member of the company’s board of directors. He replaces Daniel L. Shaw, who did not stand for re-election to Farmer Mac’s board.

Mr. Tiarks brings significant experience to his role, both from 47 years as an active self-employed farmer and with 36 years’ experience serving on the boards of other organizations focused on agricultural finance. His considerable board experience includes serving on the board of directors of: Federal Farm Credit Banks Funding Corporation from 2001 to 2017; AgriBank, FCB from 2003 to 2017; AgAmerica, FCB from 1996 to 2003; PCA of the Midlands from 1986 to 1996; and Agriculture PCA from 1981 to 1985. He served as chairman of the board of all of those organizations. Mr. Tiarks graduated from Iowa State University with a degree in farm operations.

Commenting on Mr. Tiarks’ election, Board Chair LaJuana S. Wilcher said, “Roy’s passion for American agriculture has led him to devote his life’s work as an active participant in and supporter of the industry. His experience as a board leader within the Farm Credit System and deep understanding of the needs of America’s farmers, ranchers, and rural communities will complement our board members’ experience and insights. We welcome Roy and look forward to working with him as we carry out our mission to provide financial opportunities in rural America and support our vital agricultural communities.” Ms. Wilcher added, “We also offer our sincere gratitude to Dan for his valuable contributions to Farmer Mac during his service on the board.”

“It is an honor and a privilege to be able to serve on Farmer Mac’s board,” said Mr. Tiarks. “I remember when Farmer Mac was created in 1988, and I have watched with great interest and admiration as the company has grown and taken great strides in fulfilling its mission. From the beginning, Farmer Mac gave more farmers and ranchers a way to obtain credit when they needed it most—a goal as important today as it ever has been. As the owner of a fourth-generation family farm built with borrowed money, I understand the value of access to credit on favorable rates and terms that Farmer Mac helps provide. I look forward to working with the other board members in guiding the company to continue to deliver the capital and commitment rural America deserves.”

Mr. Tiarks joins four other board members elected each year by holders of Class B voting common stock (not listed on any exchange). Five other members are elected each year by holders of Class A voting common stock (NYSE: AGM.A), and five are appointed by the President of the United States with the advice and consent of the United States Senate. More information about Mr. Tiarks and the other members of Farmer Mac’s board is included in Farmer Mac’s 2021 proxy statement filed with the SEC on April 7, 2021, which is available in the “Investors” section of Farmer Mac’s website at www.farmermac.com.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries
        (202) 872-7700

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